Exhibit 4.16

SUPPLEMENTAL INDENTURE NUMBER 3

Dated as of September 1, 2004

to

INDENTURE

Dated as of October 27, 1998

between

ACE US HOLDINGS, INC.,

as Issuer

and

THE BANK OF NEW YORK,

as Successor Trustee

SUPPLEMENTAL INDENTURE NUMBER 3

This SUPPLEMENTAL INDENTURE NUMBER 3, dated as of September 1, 2004, is made by and between ACE US Holdings, Inc., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK, as successor trustee under the indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS, the Company has heretofore executed and delivered to the United States Trust Company of New York, as trustee, an Indenture, dated as of October 27, 1998, as amended by a Supplemental Indenture Number 1 and Waiver dated February 16, 2000 and a Supplemental Indenture Number 2 dated as of June 1, 2003 (as so amended, the “Indenture”) providing for the issuance of an aggregate principal amount of up to $250,000,000 of Credit Sensitive Senior Notes due 2008 (the “Securities”);

WHEREAS, United States Trust Company of New York has transferred all or substantially all of its corporate trust business or assets to The Bank of New York and, pursuant to Section 7.09 of the Indenture, The Bank of New York has become the successor trustee;

WHEREAS, Section 4.04(a) of the Indenture places limitations on the ability of the Company and its Restricted Subsidiaries to make Restricted Payments;

WHEREAS, the Company and certain Restricted Subsidiaries desire to enter into a tax allocation agreement with ACE Prime Holdings Inc. and certain subsidiaries of ACE Prime Holdings Inc. in the form attached hereto as Exhibit A (the “Tax Allocation Agreement”);

WHEREAS, payments to be made by the Company or its Restricted Subsidiaries pursuant to (x) the Tax Allocation Agreement or (y) a predecessor arrangement having substantially identical terms to the Tax Allocation Agreement could be considered Restricted Payments;

WHEREAS, the Company wishes to amend Section 4.04(b) of the Indenture to exclude (x) payments made by the Company or its Restricted Subsidiaries pursuant to the Tax Allocation Agreement and (y) payments made by the Company or its Restricted Subsidiaries prior to the execution of the Tax Allocation Agreement pursuant to a predecessor arrangement to the Tax Allocation Agreement having substantially identical terms to the Tax Allocation Agreement from the prohibitions of Section 4.04(a) and the calculation of the amount of Restricted Payments (the “Amendment”);

WHEREAS, the Company has requested that the Trustee execute the Amendment;

WHEREAS, the Amendment requires the consent of Holders of a majority in principal amount of the Securities, proof of receipt of which the Company has delivered to the Trustee; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture Number 3.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Securityholders as follows:

1. Amendment of Section 4.04(b) of the Indenture. Section 4.04(b) of the Indenture is hereby amended by adding the following clause (vi) thereto immediately following clause (v), and renumbering existing clause (vi) as clause (vii):

(vi) any payments made by the Company or its Restricted Subsidiaries pursuant to the Tax Allocation Agreement (as defined in the Supplemental Indenture No. 3 to this Indenture, dated as of September 1, 2004, as such agreement may be modified from time to time in a manner that is not adverse to the Holders) and any payments made by the Company or its Restricted Subsidiaries prior to the execution of the Tax Allocation Agreement pursuant to a predecessor arrangement to the Tax Allocation Agreement having substantially identical terms to the Tax Allocation Agreement; provided, however, that such payments shall be excluded from the calculation of the amount of Restricted Payments; or

2. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture Number 3 shall form a part of the Indenture for all purposes, and every Securityholder heretofore or hereafter authenticated and delivered shall be bound hereby.

3. Indemnity. The Company shall indemnify the Trustee and its officers, directors, employees and agents against any and all loss, liability or expense (including reasonable attorneys’ fees and expenses) incurred by or in connection with the execution and delivery of this Supplemental Indenture Number 3 and the performance of their duties hereunder.

4. Defined Terms. Capitalized terms used herein without definition shall have the respective terms assigned such terms in the Indenture.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE NUMBER 3 SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAWS).

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture Number 3.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture Number 3. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture Number 3 to be duly executed as of February ___, 2005.

ACE US HOLDINGS, INC.

By:
Name:
Title:

THE BANK OF NEW YORK, as Trustee

By:
Name:
Title

EXHIBIT A

[TAX ALLOCATION AGREEMENT]